Exhibit 99.1
Galena Biopharma and BioVascular, Inc. Reaffirm GALE-401 Partnership

San Ramon, California, September 11, 2017- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs, today announced it has reaffirmed its partnership with BioVascular, Inc. regarding the development of GALE-401. Working in conjunction with SELLAS Life Sciences, Galena’s proposed merger candidate, BioVascular has withdrawn its notice of termination, and Galena and BioVascular have amended the previous license agreement to advance the asset either through internal clinical development or by seeking a licensing partner. GALE-401 is a controlled release version of the approved drug anagrelide for the treatment of elevated platelets in patients with myeloproliferative neoplasms (MPNs). Galena has completed the majority of work for initiation of a Phase 3 trial in patients with essential thrombocythemia (ET).

“GALE-401 is a Phase 3-ready asset, and this joint collaboration between Galena, SELLAS, and BioVascular endorses our mutual belief in the value of the program for patients with ET or other MPN disorders,” said Stephen F. Ghiglieri, Interim Chief Executive Officer. “We remain committed to the advancement of GALE-401, and believe the future collaboration with SELLAS and BioVascular can uncover the true value of the asset.”

“Over the last several years, Galena advanced anagrelide controlled release from Phase 1 to now be ready to enter a Phase 3 clinical trial. Given Galena’s proposed merger with SELLAS, we are optimistic that the combined company with experience in the MPN space will share a renewed emphasis on collaborating with BioVascular to determine the most viable path to advance development of GALE-401,” added John H. Parrish, President and CEO of BioVascular, Inc.

About GALE-401 (Anagrelide Controlled Release)

GALE-401 is a controlled release formulation of anagrelide (Anagrelide CR) currently in clinical development for essential thrombocythemia. The currently available immediate release formulation (Agrylin® or anagrelide IR) is approved by the FDA for the treatment of patients with thrombocythemia, secondary to myeloproliferative disorders, to reduce the elevated platelet count and the risk of thrombosis and to ameliorate associated symptoms including thrombo-hemorrhagic events. Adverse events associated with anagrelide IR, such as nausea, diarrhea, abdominal pain, palpitations, tachycardia, and headache, may be dose and plasma concentration dependent. GALE-401 is a new formulation with, controlled release version of anagrelide that increases the half-life and reduces the maximum plasma concentration (Cmax) of the drug and is expected to reduce side effects, but preserve efficacy. A Phase 2 pilot study with GALE-401 has been completed.

About Essential Thrombocythemia

Essential Thrombocythemia (ET) is a chronic myeloproliferative neoplasm (MPN) characterized by the overproduction of platelets by megakaryocytes in the bone marrow. The U.S. prevalence of ET is between 120,000 and 185,000 with approximately seventy-five percent of patients receiving treatment.1 Common symptoms include headache, vision disturbances or migraines, dizziness or lightheadedness, coldness or blueness of fingers or toes, burning, redness, and pain in the hands and feet. Complications for patients with ET include blood clotting or bleeding or may be thromboembolic in nature such as stroke, heart attack, or transient ischemic attack.

As with other MPNs, ET is a progressive blood cancer that can strike at any age, and for which there is no known cure; and, there is no single treatment option that is appropriate or effective for all ET sufferers. While some ET patients may be asymptomatic and require no treatment, others may require various treatments and therapies based on the symptoms, their risk factors, and potential complications. The treatment options are limited and are generally hydroxyurea prescribed first line, followed by other treatments including anagrelide immediate release, interferon, aspirin or other agents depending on the patient’s condition. Of these, only anagrelide IR is approved for treatment of ET patients.

1Sources: Mehta et al, (2014) Epidemiology of myeloproliferative neoplasms in the United States, Leukemia & Lymphoma, 55:3, 595-600, DOI: 10.3109/10428194.2013.813500; United States Census Bureau.

About Myeloproliferative Neoplasms

Myeloproliferative neoplasms (MPNs) are a closely related group of hematological malignancies in which the bone marrow cells, that produce the body's blood cells, develop and function abnormally. The main MPNs are polycythemia vera (PV), chronic myelogenous leukemia (CML), primary myelofibrosis (PMF), and essential thrombocythemia (ET), all of which are associated with high platelet counts. The MPNs are progressive blood cancers that can strike anyone at any age, and for which there is no known cure.

About BioVascular Inc.

BioVascular Inc. is a privately held biotechnology company that develops drugs for control of platelet mediated disorders.

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs. Galena’s pipeline consists of multiple mid-to-late-stage clinical assets led by its hematology asset, GALE-401, and its novel cancer immunotherapy programs including NeuVax™ (nelipepimut-S) and GALE-301/GALE-302. For more information, visit www.galenabiopharma.com.

Safe Harbor Statements

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Galena Biopharma, Inc. and SELLAS Life Sciences Group Ltd intend to file relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that will contain a proxy statement /prospectus / information statement. Galena and SELLAS will mail the final proxy statement / prospectus / information statement to their respective stockholders. Investors and stockholders of Galena and SELLAS are urged to read these materials when they become available because they will contain important information about Galena, SELLAS and the proposed merger. The proxy statement / prospectus / information statement and other relevant materials (when they become available), and any other documents filed by Galena with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, copies of the documents filed with the SEC by Galena will be available free of charge on the Company’s website at www.galenabiopharma.com (under “Investors” - “Financials”) or by directing a written request to: Galena Biopharma, Inc., 2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583, Attention: Investor Relations or by email to: ir@galenabiopharma.com. Investors and stockholders are urged to read the proxy statement / prospectus / information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Galena and its directors and executive officers and SELLAS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Galena in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the proxy statement / prospectus / information statement referred to above. Additional information regarding the directors and executive officers of Galena is also included in Galena Annual Report on Form 10-K for the year ended December 31, 2016 and the proxy statement for Galena’s 2017 Annual Meeting of Stockholders. These documents are available free of charge at the SEC website (www.sec.gov), the Investors section of Galena Biopharma’s website at the address above, and from Investor Relations at Galena at the mailing address described above.

Forward Looking Statements

This Press Release contains statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward looking nature identify forward-looking statements for purposes of the federal securities laws and otherwise. Forward-looking statements are neither historical facts nor assurances of future performance. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to future collaboration between Galena and SELLAS on the advancement of GALE 401, the completion of the proposed merger of a subsidiary of Galena with SELLAS, pursuant to which SELLAS will become a wholly owned subsidiary of Galena; the combined company’s ability to successfully initiate a phase 3 clinical trial within the time periods set forth in the amendment to the license agreement and the ability of the combined company to sublicense the technology of the license agreement. The combined company may not actually achieve the plans disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with stockholder approval of and the ability to consummate the proposed merger through the process being conducted by Galena and SELLAS, Galena’s future cash utilization and reserves needed for contingent future liabilities of the license agreement with BioVascular as amended, the availability of sufficient resources of the combined company to initiate clinical trials, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the intellectual property of the license agreement with BioVascular , risks related to the drug discovery and the regulatory approval process and the impact of competitive products and technological changes. Additional risks and uncertainties relating to Galena and its business can be found under the caption “Risk Factors” and elsewhere in the Company’s SEC filings and reports, including in Galena’s Annual Report on Form 10-K, filed with the SEC on March 15, 2017 and the Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2017 and in subsequently filed Form 10-Qs. Galena and SELLAS each disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.